EXHIBIT 99.1

Investor Contact:	Press Contact:
Nik Singhal	Brian Beades
212.810.5427	212.810.5596

BlackRock Capital Investment Corporation Reports Financial Results for the Quarter Ended June 30, 2020, Declares Quarterly Distribution of $0.10 per Share

•	GAAP Net Investment Income (“NII”) of $0.13 per share, or $8.8 million, provided second quarter distribution coverage of 129%.
•	Net Asset Value (“NAV”) per share decreased 9.5% or $0.51 per share to $4.84 per share on a quarter-over-quarter basis, largely driven by fair value declines in two portfolio companies.
•

Continued progress toward reducing non-core portfolio exposure, including exiting two positions. As a result, non-core positions represented 11% of the portfolio as of June 30, 2020, which was down from 28% a year ago.

•

Net leverage of 0.95x was up from 0.85x in comparison to the previous quarter, driven primarily by a decrease in NAV. Total liquidity for portfolio company investments, including cash, was approximately $124 million, subject to leverage and borrowing base restrictions.

•

On May 1, 2020, shareholders approved a reduction of the minimum asset coverage ratio requirement to 150%. In conjunction with the reduction in the asset coverage ratio requirement, the management fee was reduced to 1.5% and the incentive fee rate was reduced to 17.5% subject to a 7% hurdle.

•	The Company amended its credit facility and extended the maturity by one year to June 5, 2023.

New York, July 29, 2020 – BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BCIC” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors declared a quarterly distribution of $0.10 per share, payable on September 29, 2020 to stockholders of record at the close of business on August 18, 2020. The distributions will be paid in a combination of cash and shares of the Company’s common stock at the election of stockholders, with the total amount of cash to be distributed to all stockholders limited to 20% of the total distributions to be paid to all stockholders. The portion of the distributions not paid in cash will be paid in the form of newly issued shares of the Company’s common stock at the average closing stock price for the Company’s common stock on the five trading days beginning with September 15, 2020 and ending with September 21, 2020 (both days inclusive).

“During the second quarter of 2020, our investment teams remained fully focused on managing and monitoring existing investments. In the midst of the pandemic-driven uncertainty, our newer, core investments have proven to be relatively resilient. Our investment in Gordon Brothers Finance Company (“GBFC”) was the largest contributor to the FMV decline during the quarter. GBFC’s underlying assets mainly consist of asset-backed loans. Deleveraging requirements from its senior lenders drove an increase in its cost of capital which had a negative impact on the value of its equity. The performance of AGY, a non-core investment, continued to be impacted by the persistently high price of a key raw material used in its production process, and by Covid-related softness in its revenues. On a combined basis, these two investments contributed approximately $38 million to the fair market value decline, while the rest of the portfolio had a positive aggregate contribution to the fair market value,” commented James E. Keenan, Chairman and Interim CEO of the Company.

“We achieved further progress during the quarter on our stated goal of reducing exposure to non-core assets by selling and fully exiting the legacy positions in Sur La Table and US Well. As of June 30, 2020, the non-core exposure stood at 11% of total portfolio by fair market value, as compared to 14% for the prior quarter. We also continue to progress the portfolio construction objective of holding a diversified mix of income generating senior secured assets. Specifically, our current targets are: at least 50% first lien loans, 65-75 distinct portfolio companies and less than 5% of unsecured debt or equity positions.

“We have taken the prudent step of paying a portion of the distribution in stock to bolster net asset value in the current operating environment. However, our goal remains to transition to an all cash dividend in the coming quarters. Our liquidity remains strong and unfunded commitments are small relative to the available liquidity as well as to the size of the overall portfolio. To further bolster NAV, BlackRock has elected to fully waive its incentive fee for the quarter which totaled $1.6 million.”

Financial Highlights

	Q2 2020		Q1 2020		Q2 2019
($'s in millions, except per share data)	Total Amount	Per Share	Total Amount	Per Share	Total Amount	Per Share

Net Investment Income/(loss)	$8.8	$0.13	$9.6	$0.14	$11.2	$0.16
Net realized and unrealized gains/(losses)	$(36.2)	$(0.53)	$(68.8)	$(1.00)	$(21.8)	$(0.31)
Basic earnings/(losses)	$(27.4)	$(0.40)	$(59.2)	$(0.86)	$(10.6)	$(0.15)
Distributions declared	$6.8	$0.10	$9.5	$0.14	$12.4	$0.18
Net Investment Income/(loss), as adjusted[1]	$8.8	$0.13	$9.6	$0.14	$11.2	$0.16
Basic earnings/(losses), as adjusted[1]	$(27.4)	$(0.40)	$(59.2)	$(0.86)	$(10.6)	$(0.15)

($'s in millions, except per share data)	As of June 30, 2020	As of March 31, 2020	As of December 31, 2019	As of June 30, 2019

Total assets	$663.8	$691.3	$774.1	$756.7
Investment portfolio, at fair market value	$644.3	$681.3	$749.9	$718.7
Debt outstanding	$319.3	$308.0	$313.6	$252.7
Total net assets	$329.7	$363.2	$435.6	$469.1
Net asset value per share	$4.84	$5.35	$6.33	$6.82
Net leverage ratio[2]	0.95x	0.85x	0.70x	0.53x

[1]	Non-GAAP basis financial measure. See Supplemental Information on page 8.
[2]	Calculated as the ratio between (A) debt, excluding unamortized debt issuance costs, less available cash and receivable for investments sold, plus payables for investments purchased, and (B) NAV.

Business Updates

•

Revolving Credit Facility Amendment: On May 22, 2020, the Company entered into a Fifth Amendment to the Credit Facility which (i) extends the maturity date on loans made under the Credit Facility from June 5, 2022 to June 5, 2023, (ii) changes the interest rate applicable to borrowings to LIBOR plus an applicable margin equal to either 2.00% or 2.25% depending on a ratio of the borrowing base to certain indebtedness, (iii) reduces the aggregate commitment under the Credit Facility from $340,000,000 to $300,000,000, (iv) makes certain changes to the calculation of the borrowing base, and (v) reduces the amount that the Company’s commitment may increase in size, under certain circumstances, from $750,000,000 to $375,000,000. The most recent amendment also modifies the financial covenants under the Credit Facility to (i) reduce the amount of shareholders’ equity required under the Credit Facility from $375,000,000 to $275,000,000, plus 25% of net proceeds from the sale of equity interests by the Company and its subsidiaries, (ii) reduce the minimum asset coverage ratio from 200% to 150% and (iii) incorporate a new senior coverage ratio to be maintained by the Company.

•

Reduced Exposure in Non-core Legacy Portfolio: We fully exited the investments in Sur La Table and US Well during the quarter. Sur La Table’s performance continued to be impacted by the prolonged pandemic-driven store closures. We sold our position in June prior to Sur La Table’s bankruptcy filing with the net proceeds resulting in a recovery at approximately $5 million below its prior quarter mark. US Well stock was sold with recoveries at approximately $1 million higher than its prior quarter mark. The non-core legacy asset book comprised 11% of our total portfolio by fair market value (7 portfolio companies) as of June 30, 2020, as compared to 14% at the end of the prior quarter. This is comprised of 9% in income-producing investments and 2% in non-accrual investments and equity, by fair market value, respectively. Our investments in Red Apple and AGY comprise 53% of the non-core book by fair market value.

•

Gordon Brothers Finance Company: As of June 30, 2020, BCIC’s investment in GBFC was $175.6 million at cost, up from $158.5 million at the prior quarter end. It consists of $130.7 million in unsecured notes, $34.3 million in preferred stock and $10.6 million in common stock (each at cost). The investment assets owned by GBFC mainly consist of asset-backed loans. The impact of the pandemic on the underlying performance of its portfolio remained relatively contained. However, Covid-related concessions requested by some of its underlying borrowers led GBFC’s senior secured lenders to require de-leveraging of its revolving credit facility. During the quarter, BCIC invested $17 million in GBFC’s unsecured notes, which are senior to the preferred and common stock in the capital structure. These proceeds, along with additional cash from the balance sheet, were used by GBFC to reduce the amount outstanding under its credit facility pursuant to its senior lenders’ requirement. As a portion of the lower priced revolver is replaced with increased borrowings on its higher priced junior capital, the cost of capital for GBFC increases. This, along with some impact of Covid on the portfolio, has reduced expected returns on our investment in GBFC equity. The fair market value in our preferred and common stock investments in GBFC declined by $23 million in the second quarter.

•

Share Repurchase Program: Under our existing share repurchase program, during the second quarter of 2020, no shares were repurchased. Cumulative repurchases since BlackRock entered into the investment management agreement with the Company in early 2015 total approximately 8.3 million shares for $54.0 million. Since the inception of our share repurchase program through June 30, 2020, we have purchased over 10.0 million shares at an average price of $6.62 per share, including brokerage commissions, for a total of $66.3 million. As of June 30, 2020, 4,013,446 shares remained authorized for repurchase.

Second Quarter Financial Updates

•

NII was $8.8 million, or $0.13 per share, for the three months ended June 30, 2020. Relative to distributions declared of $0.10 per share, our NII distribution coverage was 129% for the quarter. Total investment income declined by 6.4% compared to previous quarter mainly driven by one new non-accrual investment (AGY Holding Corp., first lien). Subsequent to June 30, 2020 through July 29, 2020, we have had no additional non-accruals.

•

NAV per share decreased 9.5% or $(0.51) per share to $4.84 per share on a quarter-over-quarter basis, primarily due to the decline in FMV and realized losses on investments during the quarter totaling approximately 5.3%. The decline was largely concentrated in two investments – GBFC and AGY.

•

For the quarter ended June 30, 2020, we incurred base management fees of $2.7 million, and incentive management fees based on income of $1.6 million. Our advisor has voluntarily waived the incentive fees based on income of $1.6 million, resulting in no net incentive fees for the period. Since March 2017, $26.9 million of incentive management fees have been waived by the advisor on a cumulative basis. For incentive management fees based on gains, there was no accrual or payment as of June 30, 2020.

•

Tax characteristics of all 2019 distributions were reported to stockholders on Form 1099 after the end of the calendar year.  Our 2019 distributions of $0.64 per share were comprised of $0.63 per share from various sources of income and $0.01 per share of return of capital.  Our return of capital distributions totaled $1.99 per share from inception to December 31, 2019.  At our discretion, we may carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income.  We will accrue excise tax on estimated undistributed taxable income as required. There was no undistributed taxable income carried forward from 2019.

Portfolio and Investment Activity*

($’s in millions)	Three Months Ended June 30, 2020	Three Months Ended March 31, 2020	Three Months Ended June 30, 2019

Investment deployments	$21.5	$37.3	$105.6
Investment exits	$22.6	$37.3	$45.6
Number of portfolio company investments at the end of period	52	52	38
Weighted average yield of debt and income producing equity securities, at fair market value	9.9%	10.3%	11.7%
% of Portfolio invested in Secured debt, at fair market value	59%	60%	53%
% of Portfolio invested in Unsecured debt, at fair market value	27%	23%	21%
% of Portfolio invested in Equity, at fair market value	14%	17%	26%
Average investment by portfolio company, at amortized cost (excluding investments below $5.0 million)	$21.8	$21.2	$25.0

*Balance sheet amounts above are as of period end

•	We deployed $21.5 million during the quarter while exits of investments totaled $22.6 million, resulting in a $1.1 million net decrease in our portfolio due to investment activity.
▪	Our deployments consisted of two new portfolio companies and two investments into existing portfolio companies, which consisted of the following:

New Portfolio Companies

▪	$1.0 million 9.75% first lien senior secured note and $0.3 million funded L + 5.50% first lien term loan to Calceus Acquisition, Inc. (Cole Haan), a brand apparel and shoe retailer; and
▪

$0.8 million funded L + 8.50% first lien term loan (with an additional $0.3 million unfunded at close) to Puppet, Inc., a software solution provider focusing on infrastructure and application workflow;

Incremental Investments

▪	$17.0 million of incremental L + 11.00% unsecured debt to GBFC; and
▪	$0.8 million of incremental 12.00% first lien term loans to AGY Holding Corp.
▪	Our sales and repayments were primarily concentrated in two portfolio company exits, two partial sales and one partial repayment:
▪	$21.2 million full sale of our first lien term loan in Sur La Table, Inc., a non-core legacy position, resulting in proceeds received of $8.7 million;
▪	Sale of approximately 4.3 million common shares in U.S. Well Services Inc., a non-core legacy position, resulting in proceeds received of $2.2 million;
▪

$4.4 million partial sale of our investment in Kaseya Traverse Inc., consisting of $4.0 million in first lien term loan, $0.3 million in revolving term loan, and $0.1 million in delayed draw term loan;

▪	$2.7 million partial repayment of First Boston Construction Holdings, LLC, consisting of $2.2 million in subordinated debt and a return of capital of $0.5 million in LLC units; and
▪	$2.5 million partial sale of Bluefin Holding, LLC second lien term loan.
•

Total committed capital and outstanding investments of BCIC Senior Loan Partners (“SLP”), at par, amounted to $230.2 million and $229.7 million, respectively, to 22 borrowers. During the second quarter, there were no deployments, and repayments were approximately $0.5 million. As of June 30, 2020, SLP had one investment on non-accrual status.

•

As of June 30, 2020, there were five non-accrual investment positions, representing approximately 2.7% and 10.7% of total debt and preferred stock investments, at fair value and cost, respectively, as compared to four non-accrual investment positions of approximately 2.4% and 6.9% of total debt and preferred stock investments at fair value and cost, respectively, at December 31, 2019. The Company’s non-core investment in AGY Holding Corp. first lien loan was a new non-accrual this quarter, while Sur La Table, a prior non-accrual, was exited. The average internal investment rating of the portfolio at fair market value at June 30, 2020 was 1.93 as compared to 1.86 as of the prior quarter end.

•	During the quarter ended June 30, 2020, net realized and unrealized losses were $36.2 million, primarily due to depreciation in portfolio valuations during the quarter.

Liquidity and Capital Resources

•

At June 30, 2020, we had $3.1 million in cash and cash equivalents and $120.8 million of availability under our credit facility, subject to leverage restrictions, resulting in approximately $123.9 million of availability for portfolio company investments. The committed but unfunded portfolio obligations at June 30, 2020 were $4.5 million (excluding the $11.6 million LP commitment to SLP, which is completely discretionary). We believe that there is sufficient liquidity to meet all of the Company’s obligations and selectively deploy new capital.

•

Net leverage, adjusted for available cash, receivables for investments sold, payables for investments purchased and unamortized debt issuance costs, was 0.95x at quarter-end, and our 201% asset coverage ratio provided the Company with available debt capacity under its asset coverage requirements of $164.3 million. Further, as of quarter-end, approximately 82% of our assets were invested in qualifying assets, exceeding the 70% regulatory requirement of a business development company.
•

On July 7, 2020, the Company paid a dividend of $0.10 per share, or $6.81 million, to stockholders of record on June 1, 2020, as announced on May 6, 2020. Out of the total dividend of $6.81 million, approximately $1.36 million was paid in cash and $5.45 million was paid in approximately 2.03 million shares of the Company’s common stock issued at a price of $2.68200 per share (representing the average closing stock price for the Company’s stock on the five trading days beginning with June 23, 2020 and ending with June 29, 2020 (both days inclusive)). As a result, subsequent to the quarter (on July 7, 2020) our NAV has increased by approximately $5.45 million, attributable to the portion of dividend paid in shares.

Conference Call

BlackRock Capital Investment Corporation will host a webcast/teleconference at 10:00 a.m. (Eastern Time) on Thursday, July 30, 2020, to discuss its second quarter 2020 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (888) 394-8218, or from outside the United States, +1(323) 794-2588, 10 minutes before 10:00 a.m. and referencing the BlackRock Capital Investment Corporation Conference Call (ID Number 5704073). A live, listen-only webcast will also be available via the Investor Relations section of www.blackrockbkcc.com.

Both the teleconference and webcast will be available for replay by 1:00 p.m. on Thursday, July 30, 2020 and ending at 1:00 p.m. on Thursday, August 13, 2020. To access the replay of the teleconference, callers from the United States should dial (888) 203-1112 and callers from outside the United States should dial +1(719) 457-0820 and enter the Conference ID Number 5704073.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Capital Investment Corporation’s website within the Presentations section of the Investors page (http://www.blackrockbkcc.com/news-and-events/disclaimer).

About BlackRock Capital Investment Corporation

BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company's investment objective is to generate both current income and capital appreciation through debt and equity investments.  The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

BlackRock Capital Investment Corporation

Consolidated Statements of Assets and Liabilities

	June 30, 2020	December 31, 2019
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $377,024,167 and $389,156,775)	$349,076,281	$377,136,394
Non-controlled, affiliated investments (cost of $19,960,866 and $65,825,475)	10,787,073	22,473,524
Controlled investments (cost of $401,862,889 and $400,561,551)	284,423,232	350,249,163
Total investments at fair value (cost of $798,847,922 and $855,543,801)	644,286,586	749,859,081
Cash and cash equivalents	3,087,966	14,678,878
Receivable for investments sold	5,828,007	1,871,435
Interest, dividends and fees receivable	8,111,557	5,708,324
Prepaid expenses and other assets	2,516,649	1,945,709
Total Assets	$663,830,765	$774,063,427
Liabilities
Debt (net of deferred financing costs of $1,831,742 and $2,298,004)	$319,275,045	$313,569,694
Interest and credit facility fees payable	496,576	757,472
Distributions payable	6,813,994	9,637,075
Base management fees payable	2,708,862	3,251,194
Incentive management fees payable	1,849,597	1,849,597
Payable for investments purchased	236,250	7,312,500
Accrued administrative services	375,704	372,407
Other accrued expenses and payables	2,400,691	1,704,507
Total Liabilities	334,156,719	338,454,446
Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 78,151,541 and 77,861,287 issued and 68,139,955 and 68,836,255 outstanding	78,152	77,861
Paid-in capital in excess of par	849,878,667	849,240,398
Distributable earnings (losses)	(453,985,914)	(351,040,023)
Treasury stock at cost, 10,011,586 and 9,025,032 shares held	(66,296,859)	(62,669,255)
Total Net Assets	329,674,046	435,608,981
Total Liabilities and Net Assets	$663,830,765	$774,063,427
Net Asset Value Per Share	$4.84	$6.33

BlackRock Capital Investment Corporation

Consolidated Statements of Operations

	Three Months Ended June 30, 2020 (Unaudited)	Three Months Ended June 30, 2019 (Unaudited)	Six Months Ended June 30, 2020 (Unaudited)	Six Months Ended June 30, 2019 (Unaudited)
Investment Income:
Non-controlled, non-affiliated investments:
Cash interest income	$7,600,731	$6,813,152	$15,722,654	$12,755,169
PIK interest income	1,358,694	255,924	2,454,125	496,108
Fee income	17,087	437,339	63,254	912,746
Total investment income from non-controlled, non-affiliated investments	8,976,512	7,506,415	18,240,033	14,164,023
Non-controlled, affiliated investments:
Cash interest income	118,000	1,204,631	243,474	2,426,882
PIK interest income	112,958	14,401	221,789	14,401
PIK dividend income	—	—	—	220,480
Fee income	1,436	—	2,871	—
Total investment income from non-controlled, affiliated investments	232,394	1,219,032	468,134	2,661,763
Controlled investments:
Cash interest income	5,486,595	5,859,065	10,902,430	12,759,803
PIK interest income	180,156	960,266	1,053,664	960,266
Cash dividend income	2,566,148	4,103,165	5,473,651	8,294,868
Fee income	61,153	3,238	64,340	125,100
Total investment income from controlled investments	8,294,052	10,925,734	17,494,085	22,140,037
Other Income	—	5,075	—	5,075
Total investment income	17,502,958	19,656,256	36,202,252	38,970,898
Expenses:
Base management fees	2,708,862	3,020,614	6,004,549	5,943,762
Incentive management fees	1,608,740	2,245,935	3,533,138	4,526,771
Interest and credit facility fees	4,359,441	3,761,328	8,571,715	7,153,762
Professional fees	544,845	495,474	1,069,857	968,517
Administrative services	375,704	337,634	689,265	700,939
Director fees	152,500	175,000	337,250	368,000
Investment advisor expenses	87,500	87,500	175,000	175,000
Other	507,916	549,031	966,439	1,027,059
Total expenses, before incentive management fee waiver	10,345,508	10,672,516	21,347,213	20,863,810
Incentive management fee waiver	(1,608,740)	(2,245,935)	(3,533,138)	(4,526,771)
Expenses, net of incentive management fee waiver	8,736,768	8,426,581	17,814,075	16,337,039
Net Investment Income	8,766,190	11,229,675	18,388,177	22,633,859

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	(12,316,751)	(23,721,329)	(12,311,266)	(23,395,840)
Non-controlled, affiliated investments	(42,238,921)	—	(43,774,013)	(269,226)
Net realized gain (loss)	(54,555,672)	(23,721,329)	(56,085,279)	(23,665,066)
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	11,084,426	23,828,458	(15,942,530)	21,144,405
Non-controlled, affiliated investments	42,458,272	(13,791,497)	34,178,158	(9,230,583)
Controlled investments	(35,387,880)	(8,277,465)	(66,790,209)	(3,780,398)
Foreign currency translation	239,587	142,737	(337,060)	277,067
Net change in unrealized appreciation (depreciation)	18,394,405	1,902,233	(48,891,641)	8,410,491
Net realized and unrealized gain (loss)	(36,161,267)	(21,819,096)	(104,976,920)	(15,254,575)
Net Increase (Decrease) in Net Assets Resulting from Operations	$(27,395,077)	$(10,589,421)	$(86,588,743)	$7,379,284
Net Investment Income Per Share—basic	$0.13	$0.16	$0.27	$0.33
Earnings (Loss) Per Share—basic	$(0.40)	$(0.15)	$(1.27)	$0.11
Average Shares Outstanding—basic	68,117,628	68,836,255	68,365,792	68,836,930
Net Investment Income Per Share—diluted	$0.13	$0.16	$0.27	$0.32
Earnings (Loss) Per Share—diluted	$(0.40)	$(0.15)	$(1.27)	$0.11
Average Shares Outstanding—diluted	85,111,365	85,829,992	85,359,529	85,830,667
Distributions Declared Per Share	$0.10	$0.18	$0.24	$0.36

Supplemental Information

The Company reports its financial results on a generally accepted accounting principles (“GAAP”) basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

After March 6, 2017, incentive management fees based on income have been calculated for each calendar quarter and are paid on a quarterly basis if certain thresholds are met. The Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation at the end of each reporting period. The accrual of this hypothetical capital gains incentive management fee is required by GAAP, but it should be noted that a fee so calculated and accrued is not due and payable until the end of the measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. In addition, on March 7, 2017, BlackRock Advisors, in consultation with the Company’s Board of Directors, agreed to waive incentive fees based on income after March 6, 2017 to December 31, 2018, which was extended to June 30, 2019. BCIA had agreed to honor such waiver. For the period July 1, 2019 through June 30, 2020, BCIA had voluntarily and partially waived incentive fees. For a more detailed description of the Company’s incentive management fee, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, on file with the Securities and Exchange Commission ("SEC").

Computations for the periods below are derived from the Company's financial statements as follows:

	Three Months Ended June 30, 2020	Three Months Ended June 30, 2019	Six Months Ended June 30, 2020	Six Months Ended June 30, 2019
GAAP Basis:
Net Investment Income	$8,766,190	$11,229,675	$18,388,177	$22,633,859
Net Investment Income per share	0.13	0.16	0.27	0.33
Addback: GAAP incentive management fee expense based on Gains	—	—	—	—
Addback: GAAP incentive management fee expense based on Income net of incentive management fee waiver	—	—	—	—
Pre-Incentive Fee[1]:
Net Investment Income	$8,766,190	$11,229,675	$18,388,177	$22,633,859
Net Investment Income per share	0.13	0.16	0.27	0.33
Less: Incremental incentive management fee expense based on Income net of incentive management fee waiver	—	—	—	—
As Adjusted[2]:
Net Investment Income	$8,766,190	$11,229,675	$18,388,177	$22,633,859
Net Investment Income per share	0.13	0.16	0.27	0.33

Note: The NII amounts for the three and six months ended June 30, 2020 are net of incentive management fees based on income and an incentive management fee waiver in the amount of $1,608,740 and $3,533,138, respectively. Additionally, please note that the NII amounts for the three and six months ended June 30, 2019 are net of incentive management fees based on income and a corresponding incentive management fee waiver in the amounts of $2,245,935 and $4,526,771, respectively. For the periods shown, there is no difference between the GAAP and as adjusted figures; however, there may be a difference in future periods.

1 Pre-Incentive Fee: Amounts are adjusted to remove all incentive management fees. Such fees are calculated but not necessarily due and payable at this time.

2 As Adjusted: Amounts are adjusted to remove the incentive management fee expense based on gains, as required by GAAP, and to include only the incremental incentive management fee expense based on Income. Until March 6, 2017, the incremental incentive management fee was calculated based on the current quarter's incremental earnings, and without any reduction for incentive management fees paid during the prior calendar quarters. After March 6, 2017, incentive management fee expense based on income has been calculated for each calendar quarter and may be paid on a quarterly basis if certain thresholds are met.  Amounts reflect the Company's ongoing operating results and reflect the Company's financial performance over time.

Forward-looking statements

This press release, and other statements that BlackRock Capital Investment Corporation may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment Corporation’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment Corporation assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment Corporation’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) changes in law and policy accompanying the new administration and uncertainty pending any such changes; (15) increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies; (16) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets; (17) the unfavorable resolution of legal proceedings; and (18) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment Corporation’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com. The information contained on our website is not a part of this press release.